Exhibit 99.2

NOTICE OF REDEMPTION
TO THE HOLDERS OF
GUITAR CENTER, INC.
4.00% SENIOR CONVERTIBLE NOTES DUE 2013 (the “Notes”)

CUSIP NUMBER 402040 AC 3

June 15, 2006

Notice is hereby given that Guitar Center, Inc. (the “Company”) will redeem on July 15, 2006 (the “Redemption Date”), all outstanding principal of the Notes. This redemption is made at the option of the Company under Article 3 of the Indenture, dated as of June 10, 2003, between the Company and BNY Western Trust Company, as trustee (the “Indenture”), and Section A(7) of the Officers’ Certificate, dated as of June 13, 2003, establishing the terms of the Notes pursuant to the Indenture (the “Officers’ Certificate”).

At any time before 5:00 p.m., New York City time, on July 14, 2006 (unless the Company defaults in payment due upon redemption thereof), the holder may convert the principal amount of any such Notes, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into 28.9184 shares of fully paid and non-assessable shares of the Company’s common stock per $1,000 principal amount at maturity of the Notes or portion thereof surrendered for conversion (equivalent to a conversion price of approximately $34.58 per share), by surrender of the Notes to The Bank of New York Trust Company, N.A., as successor to BNY Western Trust Company, the conversion agent, in the manner provided for in the terms of the Notes and in Section A(24) of the Officers’ Certificate. Any Notes that have not been properly presented for conversion prior to 5:00 p.m., New York City time, on July 14, 2006 will be automatically redeemed as set forth herein upon surrender of the Note.

Holders of the Notes will receive 101.60% of principal amount of the Notes (the “Redemption Price”), plus accrued but unpaid interest (including contingent interest), if any, to, but excluding, the Redemption Date. Unless the Company defaults in payment of the Redemption Price, interest on the Notes shall cease to accrue on and after the Redemption Date, and thereafter, the only remaining rights of holders of the Notes is to receive payment of the Redemption Price, plus accrued but unpaid interest, if any, to, but excluding, the Redemption Date.

In order to receive the Redemption Price and accrued but unpaid interest (including contingent interest), if any, to, but excluding, the Redemption Date, Notes called for redemption must be surrendered for payment at one of the following locations of The Bank of New Trust Company, N.A., the trustee and paying agent. Notes to be redeemed must be surrendered for payment: (a) in book entry form by transferring the Notes to the trustee’s account at the Depository Trust Company in accordance with its procedures for such transfers; or (b) delivering the Notes to the trustee at either:

If by Mail	By Registered or Certified Mail:	By Hand or Overnight Delivery:
The Bank of New York P.O. Box 396 East Syracuse, NY 13057 Attn: Debt Processing Group	The Bank of New York 111 Sanders Creek Parkway, 2nd Floor East Syracuse, NY 13057 Attn: Debt Processing Group	The Bank of New York 111 Sanders Creek Parkway, 2nd Floor East Syracuse, NY 13057 Attn: Debt Processing Group

The method of delivery is at the option and sole risk of the Holder, and transmission by registered mail, properly insured, is suggested as a precaution against loss.

If the check representing the Redemption Price plus accrued but unpaid interest (including contingent interest), if any, to, but excluding, the Redemption Date is to be issued to the registered Holder of the Note, it is not necessary to endorse the assignment form on the reverse side of the Note.

Any funds deposited by the Company with the paying agent to pay the Redemption Price which are unclaimed after the period prescribed by applicable abandoned property laws will be delivered to the appropriate state authority to which those entitled to such funds must then look for payment thereof.

If your Notes are certificated and have been either lost or destroyed, please notify the paying agent promptly. You will then be instructed as to the steps you must take in order to receive payment.

A copy of this Notice of Redemption and a form of Letter of Transmittal to accompany Notes surrendered for redemption or tendered for conversion have been sent to all holders of record of the Notes. Additional copies of such documents may be obtained from The Depositary Trust Company.

GUITAR CENTER, INC.

By:	The Bank of New York Trust Company, N.A. Successor to BNY Western Trust Company as trustee, paying agent and conversion agent